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                                                                   EXHIBIT 10.36


                    AMENDMENT TO ASSET PURCHASE AGREEMENT

     THIS AMENDMENT (this "Amendment"), dated as of September 17, 1997, by and between Unisys Corporation, a Delaware corporation ("Buyer"), and Broadway & Seymour, Inc., a Delaware corporation ("BSI"), to the Asset Purchase Agreement (the "Original Agreement"), dated as of July 24, 1997, by and between such parties. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Original Agreement.


                             Background Statement

     Buyer and BSI entered into the Original Agreement regarding the acquisition by Buyer from BSI of the software products commonly referred to as "VisualImpact" and "Echo" and certain assets and obligations related thereto. Buyer and BSI wish to amend certain terms of the Original Agreement hereby, as more specifically set forth herein.


                            Statement of Agreement

     In consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Earn-Out Maximum and Minimum. Section 1.4(b) of the Original Agreement is hereby amended and restated in its entirety as follows:

     (b) Within forty-five days after the end of each calendar quarter during the Earnout Period, Buyer shall pay to BSI an amount equal to ten percent (10%) of Buyer's End User Revenue (as defined below) during that calendar quarter. The maximum additional consideration payable hereunder shall be the Maximum Earnout Amount (as defined below). Buyer shall continue to make quarterly payments, as provided above, throughout the Earnout Period (including payment for the final quarter of calendar year 2000), or until the Earn-Out Payments total the Maximum Earnout amount, whichever occurs first. The minimum additional consideration payable hereunder is One Hundred Fifty Thousand Dollars ($150,000) per calendar quarter (it being understood that with respect to the quarter ending September 30, 1997, such minimum amount shall equal the pro rata portion of $150,000 in respect of such calendar quarter, which shall be paid by Buyer at Closing, and it being further understood that on or before December 31, 1997 Buyer shall pay to BSI an amount equal to $150,000 for the quarter ended December 31, 1997 (which prepayments shall be subject to adjustment in later quarters in the event the amount due hereunder is less than the amount so prepaid)), beginning with the calendar quarter ending September 30, 1997, with an aggregate of up to the Minimum Earnout Amount (as defined below). If the cumulative additional consideration paid to BSI under the terms of this Section 1.4 is less than $150,000 for any calendar quarter,

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         Buyer shall pay the difference to BSI with its payment due for such calendar quarter until the aggregate amount of the Minimum Earnout Amount has been paid by Buyer under this Section 1.4; provided, however, that in the event Buyer pays to BSI an amount in excess of $150,000 in respect of any calendar quarter, for any subsequent quarter(s) in which the amount due hereunder is less than $150,000, the amount of any such excess over $150,000 for such prior quarter shall be credited to Buyer for purposes of determining the payment due in respect of such subsequent quarter(s); provided, further, that for any calendar quarter in which (i) the amount due hereunder is less than $150,000 (the difference being referred to as the "Difference") and (ii) Buyer pays to BSI an amount equal to $150,000, for any subsequent quarter(s) in which the Earn-Out Payment due is greater than $150,000, then for such subsequent quarter(s) Buyer shall be entitled to apply the amount of the Difference (until the entire amount of such Difference shall have been so applied) such that Buyer shall be required to pay to BSI only an amount equal to $150,000 for such subsequent quarter(s). For the purposes hereof, (A) "Maximum Earnout Amount" means $3,500,000 less the Documentation Adjustment Amount (as defined below), (B) "Minimum Earnout Amount" means $2,000,000 less the Documentation Adjustment Amount and (C) "Documentation Adjustment Amount" means the lesser of (I) $500,000 and
         (II) the reasonable documented cost incurred by Buyer (including, without limitation, out-of-pocket expenses and allocated time of Buyer's employees at their respective burdened cost) to develop, prepare and complete internal documentation and test and acceptance plans for the versions of the Software in existence as of the date hereof (including, without limitation, VisualImpact Release 4.0) in accordance with TEAM Method and Carnegie Mellon University's System Engineering Institute's published standards; provided, however, that Buyer shall provide to BSI a written summary, in reasonable detail, of all such incurred costs, and BSI shall be entitled to review such reported costs with Buyer.

2. Effect on the Original Agreement. Except as otherwise expressly set forth herein, all terms and conditions of the Original Agreement shall remain in full force and effect. Upon the effectiveness of this Amendment, each reference in the Original Agreement to "this Agreement", "hereunder", "hereof,", "herein", "hereto", or words of like import shall mean and be a reference to the Original Agreement as amended hereby, and each reference to the Original Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Original Agreement shall mean and be a reference to the Original Agreement as amended hereby.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


                                   UNISYS CORPORATION


                                   By:    /s/ Lawrence C. Russell
                                       ----------------------------------------
                                   Name:  Lawrence C. Russell
                                   Title: President, Information Services Group




                                   BROADWAY & SEYMOUR, INC.


                                   By:    /s/ Lillian N. Wilson
                                       ----------------------------------------
                                   Name:  Lillian N. Wilson
                                   Title: Vice President, General Counsel
                                          and Secretary